Exhibit 10(c)
KIMBALL INTERNATIONAL, INC.
AMENDMENT OF ANNUAL AND/OR LONG-TERM PERFORMANCE SHARE AWARDS

This Amendment (“Amendment”) is dated February ___, 2015 by and between Kimball International, Inc. (“Company”), and ________________ (“Recipient”) pursuant to the terms of certain Annual Performance Share Award Agreement(s) and/or Long-Term Performance Share Award Agreement(s) as noted below (“Agreements”).
WHEREAS Recipient has been previously awarded by Kimball International, Inc. certain Annual and/or Long-Term Performance Share Awards (“Awards”), some of which remain outstanding, as follows:

Performance Share Type	Date of Award Agreement	KII Share Awards Outstanding
Long Term
Long Term
Long Term
Long Term
Long Term
Annual

AND WHEREAS each of such Agreements made provision for the appropriate equitable adjustment of the Awards in the event of a reorganization, sale, merger, consolidation or other similar transaction in a manner to be selected by the Compensation and Governance Committee of the Board of Directors of Kimball International, Inc. (“Committee”).
AND WHEREAS Kimball International, Inc. completed a spin-off of its electronics business by a distribution to the Company's shareholders of all the shares of common stock of Kimball Electronics, Inc. on October 31, 2014 (the “Spin-off”), and the concurrent unification of Class A and Class B common stock resulting in the elimination of all distinctions between Class A common stock and Class B common stock so that all shares of Class B common stock are equal to shares of Class A common stock with respect to all matters, including without limitation, dividend payments and voting rights.
AND WHEREAS the Committee has determined that an appropriate equitable adjustment of the Awards as a result of the Spin-off is to multiply each outstanding Award by a factor of 1.60.

Now therefore, in consideration of these premises, the Company and Recipient hereby agree as follows:
AWARDS
The Awards shall be adjusted in the amounts as noted below, to be granted in shares of Company common stock:

Performance Share Type	Date of Award Agreement	Number of KII Shares Awarded	Adjustment Factor	Number of remaining KII Shares Outstanding
Long Term			1.6
Long Term			1.6
Long Term			1.6
Long Term			1.6
Long Term			1.6
Annual			1.6

AWARDS OF SHARES
The number of shares earned under the Awards will be determined by the applicable bonus percentages as noted in each of the Agreements computed under the Company’s Profit Sharing Incentive Bonus Plan for the applicable fiscal year(s) ending June 30 - beginning with the fiscal year ending June 30, 2015.
CONVERSION OF SHARE AWARDS
In accordance with the terms of the Articles of Incorporation and Bylaws of Kimball International, Inc., as a result of the stock unification, Class A and Class B shares now have equal rights, preferences, limitations and restrictions. Therefore, all future shares issued pursuant to the Awards shall be issued as KBAL Class B shares rather than Class A shares to the extent the latter were designated as the shares of choice for the Awards.
ASSIGNMENT AND OTHER TERMS
This Agreement shall be assignable by the Company to any successors, assigns, successors in interest, affiliates or subsidiaries. All other terms and conditions of the Agreements, except as modified by this Amendment, shall remain in full force and effect.
IN WITNESS WHEREOF, the Company and the Recipient have agreed to the terms and conditions of this Amendment all as of the day and date first above written.

The Company		Recipient

By:	/s/ Julia Heitz Cassidy	By:
JULIA HEITZ CASSIDY Vice President, General Counsel, Secretary Kimball International, Inc.
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